EXHIBIT 10 (aaa)
SIXTH AMENDMENT TO
HASBRO, INC. 2003 STOCK INCENTIVE PERFORMANCE PLAN
          The Hasbro, Inc. 2003 Stock Incentive Performance Plan (the “2003 Plan”) is hereby amended in the manner set forth below, such amendment to be effective as of October 3, 2007 (the “Sixth Amendment”).
     1. Section 8(a)(1) of the 2003 Plan is hereby deleted and replaced in its entirety with the following:
“(1) Upon the occurrence of an event constituting a Change in Control, all Awards outstanding on such date shall become 100% vested and the then value of such Awards, less all applicable withholding taxes, shall be paid to the Participant in cash (or, in the case of Stock Options, SARs, Restricted Stock, Unrestricted Stock, Deferred Stock and any other Awards providing for equity in the Company, either in cash or in shares of Stock, or in any combination thereof, as may be determined by the Administrator in its sole and absolute discretion) as soon as may be practicable (but in all events not later than the fifteenth (15th) day of the third month following the end of year in which the Change of Control occurs). Upon such payment, such Awards shall be cancelled.”
     2. A new last paragraph is added to Section 4 of the 2003 Plan as follows”
“The Administrator will exercise its discretion under the Plan in such a way as to comply, to the maximum extent practicable in carrying out the goals of the Plan, in a manner consistent with the requirements of Code Section 409A or an exemption from those requirements, provided, however, that neither the Administrator, the Company or the Plan shall have any liability for any failure to so comply.”